Exhibit 3.2

State of Delaware
Secretary of State
Division of Corporations
Delivered 09:07 AM 01/06/2015
FILED 09: 07 AM 01/06/2015
SRV 150011343 - 5459403 FILE

Amended and Restated

Certificate of Incorporation

of

Fenix Parts, Inc.

Fenix Parts. Inc, a corporation organized and existing under the General) Corporation Law of the State of Delaware (“DGCL”), hereby certifies as follows:

A. The name of the corporation is Fenix Parts, Inc. The date of the filing of its original certificate of incorporation with the Secretary of State of the State of Delaware was January 2, 2014. Its original certificate of incorporation was amended on August 8, 2014.

B. This Amended and Restated Certificate of Incorporation restates, integrates and amends the Certificate of Incorporation of this corporation.

C. This Amended and Restated Certificate of Incorporation was duly adopted by written consent of the stockholders of this corporation, after a meeting of the Board of Directors declaring its adoption to be advisable, in accordance with the applicable provisions of Sections 242 and 245 of the DGCL.

D. The text of the Certificate of Incorporation of this corporation is hereby amended and restated in its entirety to read as follows:

Article 1

Name

The name of the corporation is Fenix Parts, Inc. (the “Corporation”).

Article 2

Registered Office and Registered Agent

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, State of Delaware 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

Article 3

Purpose

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

Article 4

Capital Stock

4.1 Authorized Shares. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 30, 100,001 shares, divided into three classes as follows: (i) 30,000,000 shares, with a par value of $.001 per share, shall be designated as of Common Stock, (ii) one share, with a par value of $.001 per share, shall be designated as Special Voting Stock and (ii) 100,000 shares, with a par value of $.01 per share, shall be designated as Preferred Stock.

4.2 Voting Rights of Special Voting Stock. The holder of the one share of Special Voting Stock shall be entitled to vote on all matters submitted to a vote of the holders of Common Stock (whether at an annual or special meeting of stockholders or by written consent of the stockholders), voting together with the holders of Common Stock as a single class. The holder of the one share of Special Voting Stock shall be entitled to cast on any such matter a number of votes equal to the number of exchangeable preferred shares (“Exchangeable Shares”) of Fenix Parts Canada, Inc., a Canadian corporation, and its successors, whether by merger, amalgamation or otherwise, which (i) are outstanding as of the record date for such annual or special meeting of stockholders or written consent of the stockholders and (ii) are not owned of record or beneficially by the Corporation or any subsidiary or affiliate of the Corporation.

4.3 Redemption of Special Voting Stock. If and when (i) there are no Exchangeable Shares outstanding (other than Exchangeable Shares owned of record or beneficially by the Corporation or any subsidiary or affiliate of the Corporation) and (ii) there are no shares of stock, debt, options, rights, warrants or other securities convertible or exchangeable into or exercisable for, or other agreements which could give rise to the issuance of, any Exchangeable Shares to any person (other than the Corporation or any subsidiary or affiliate of the Corporation), the share of Special Voting Stock shall be automatically redeemed for $0.001, but only out of funds legally available for such purpose, and upon any such redemption, the share of Special Voting Stock shall be deemed retired and canceled and may not be reissued.

4.4. Dividends to Holders of Common Stock. Subject to the rights of the holders of shares of any series of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive such dividends (whether payable in cash or otherwise) as shall be declared from time to time by the Board of Directors out of funds legally available for such purpose.

4.5. No Dividends to Holder of Special Voting Stock. The holder of the one share of Special Voting Stock shall not be entitled to receive any dividends or other distributions in respect of the share of Special Voting Stock or to receive or participate in any distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

4.6. Preferred Stock. Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board). The Board of Directors is further authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. The Board of Directors, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares in any such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.

4.7. Authority of Board Regarding Preferred Stock. The authority of the Board of Directors with respect to each such class or series of Preferred Stock shall include, without limitation of the foregoing, the right to determine and fix:

(a) the distinctive designation of such class or series and the number of shares to constitute such class or series;

(b) the rate at which dividends on the shares of such class or series shall be declared and paid, or set aside for payment, whether dividends at the rate so determined shall be cumulative or accruing, and whether the shares of such class or series shall be entitled to any participating or other dividends in addition to dividends at the rate so determined, and if so, on what terms;

(c) the right or obligation, if any, of the Corporation to redeem shares of the particular class or series of Preferred Stock and, if redeemable, the price, terms and manner of such redemption;

(d) the special and relative rights and preferences, if any, and the amount or amounts per share, which the shares of such class or series of Preferred Stock shall be entitled to receive upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

(e) the terms and conditions, if any, upon which shares of such class or series shall be convertible into, or exchangeable for, shares of capital stock of any other class or series, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

(f) the obligation, if any, of the Corporation to retire, redeem or purchase shares of such class or series pursuant to a sinking fund or fund of a similar nature or otherwise, and the terms and conditions of such obligation;

(g) voting rights, if any, on the issuance of additional shares of such class or series or any shares of any other class or series of Preferred Stock;

(h) limitations, if any, on the issuance of additional shares of such class or series or any shares of any other class or series of Preferred Stock; and

(i) such other preferences, powers, qualifications, special or relative rights and privileges thereof as the Board of Directors of the Corporation, acting in accordance with this Amended and Restated Certificate of lncorporation, may deem advisable and are not inconsistent with law and the provisions of this Amended and Restated Certificate of Incorporation.

Article 5

Amendments

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

Article 6

Duration

The Corporation shall have perpetual existence.

Article 7

Limitation on Directors’ Liability

7.1 Limitation of Liability. To the fullest extent permitted by DGCL as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of his fiduciary duty as a director; provided, however, that nothing contained in this Article 7 shall eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for payments of dividends or approval of stock repurchases or redemptions that are prohibited by Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. No repeal or modification of this Article 7 shall apply to or have any adverse effect on any right or protection of, or any limitation of the liability of, a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

7.2 Indemnification. The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person or his or her testator or intestate is or was a director, officer or employee of the Corporation, or any predecessor of the Corporation, or serves or served at any other corporation, partnership, joint venture, trust or other enterprise as a director, officer, employee or agent at the request of the Corporation or any predecessor to the Corporation.

7.3 Amendments. Neither any amendment nor repeal of this Article 7, nor the adoption of any provision of the Corporation’s Certificate of Incorporation inconsistent with this Article 7, shall eliminate or reduce the effect of this Article 7, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article 7, would accrue or arise, prior to such amendment, repeal, or adoption of an inconsistent provision.

Article 8

Management of Business

8.1 General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, except as otherwise provided by law.

8.2 Number of Directors. The number of directors which constitutes the whole Board of Directors of the Corporation shall be designated in the Bylaws of the Corporation but shall not exceed nine.

8.3 Vacancies. Vacancies occurring on the Board of Directors for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only by vote of a majority of the remaining members of the Board of Directors) although less than a quorum, at any meeting of the Board of Directors. A person so elected by the Board of Directors to fill a Vacancy or newly created directorship shall hold office until his or her successor shall have been duly elected and qualified.

8.4 Election of Directors. Election of directors need not be by written ballot unless the Bylaws of the Corporation so provide.

8.5 Removal. Any director may be removed at any time, but only for cause.

8.6 Stockholder Nominations and Introduction of Business. Advance notice of stockholder nominations for election of directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided in the Bylaws of the Corporation.

Article 9

Amendments to Bylaws

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

Article 10

Stockholder Meetings

Meetings of stockholders may be held within or outside the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

Article 11

Special Meetings

Special meetings of stockholders for any purpose or purposes may be called at any time by the Board, the Chairman of the Board, the Chief Executive Office, or the President of the Corporation and may not be called by another person or persons. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purposes or purposes stated in the notice of meeting.

Article 12

Business Combinations with Interested Stockholders

The Corporation hereby elects to be governed by Section 203 of the Delaware General Corporation Law.

Article 13

Supermajority Vote Required To Amend Certain Provisions

The affirmative vote of sixty-six and two-thirds percent (66 2/3%) of the then outstanding voting securities of the Corporation, voting together as a single class, shall be required for the amendment, repeal or modification of the provisions of Article 5, Article 7, Article 8, Article 9, or this Article 13 of this Certificate of Incorporation.

In witness whereof, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed this 5th day of January, 2015.

By
Craig P. Colmar, Secretary